Exhibit 3.495

State of Delaware Secretary of State Division of Corporations Delivered 11:11 PM 06/17/2008 FILED 11:11 PM 06/17/2008 SRV 080702823 - 4563164 FILE

CERTIFICATE OF FORMATION

OF

BHN HOME SECURITY SERVICES, LLC

1. The name of the limited liability company is BHN Home Security Services, LLC.

2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of BHN Home Security Services, LLC this 17th day of June, 2008.

/s/ Andrew P. Kransdorf
By: Andrew P. Kransdorf
Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 03:01 PM 01/14/2010 FILED 02:07 PM 01/14/2010 SRV 100039679 - 4563164 FILE

STATE OF DELAWARE

CERTIFICATE OF CHANGE OF AGENT

AMENDMENT OF LIMITED LIABILITY COMPANY

The limited liability company organized and existing under the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1. The name of the limited liability company is BHN HOME SECURITY SERVICES, LLC

2. The Registered Office of the limited liability company in the State of Delaware is changed to 2711 Centerville Road, Suite 400 (street), in the City of Wilmington, Zip Code 19808. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is Corporation Service Company

By:	/s/ S. I. Newhouse, Jr.
Authorized Person

Name:	S. I. Newhouse, Jr.
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